Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated March 19, 2008

Relating to Preliminary Prospectus Supplement dated March 18, 2008

Registration Statement No. 333-127868

Buckeye Partners, L.P.

2,300,000 Limited Partnership Units

Issuer:	Buckeye Partners, L.P.

Symbol:	BPL

Gross Proceeds:	$102,695,000

Units offered:	2,300,000 limited partnership units

Over-allotment option:	345,000 limited partnership units

Price to public:	$44.65 per unit

Closing date:	March 26, 2008

Underwriters:
Joint Book Running Managers:	Lehman Brothers Inc.
UBS Securities LLC

Co-Managers:	Wachovia Capital Markets, LLC
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

We have been advised by the underwriters that, prior to purchasing the limited partnership units being offered pursuant to the prospectus supplement, on March 19, 2008 one of the underwriters purchased, on behalf of the syndicate, 144,500 limited partnership units at an average price of $44.81 per unit in stabilizing transactions.

Buckeye Partners, L.P. has previously filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement was declared effective on October 25, 2007.  Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Buckeye Partners, L.P. and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Copies of the prospectus supplement and accompanying prospectus relating to this offering may also be obtained from Lehman Brothers Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, by email at Quiana.smith@broadridge.com, or by fax at (631) 254-7140; from UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, toll free: (888) 827-7275; or from any of the other underwriters.